Exhibit 10.92

SOLUNA HOLDINGS, INC.

Third Amended and Restated 2021 Stock Incentive Plan

Restricted Stock Agreement

Soluna Holdings, Inc. (the “Company”) and the Recipient named below each hereby into this Restricted Stock Agreement on the execution date specified in the table below (including the Terms and Conditions attached hereto, the “Agreement”). The Company grants to the Recipient the shares of Restricted Stock specified herein on the dates specified herein pursuant to the Soluna Holdings, Inc. Third Amended and Restated 2021 Stock Incentive Plan, as amended and in effect from time to time (the “Plan”).

Name of recipient (the “Recipient”):
Execution Date	[_______]
Date of grant of Restricted Stock under this Agreement (the “Grant Date”):	[_______]
Type of Restricted Stock granted pursuant to this Agreement:	Preferred Shares
Number of shares of such type of Restricted Stock granted pursuant to this Agreement:	[___________]
Consideration payable for shares of Restricted Stock, if any:	$0.00
Vesting Schedule:	50% of the number of Preferred Shares granted under this Agreement will vest on the eighteen-month anniversary of the Grant Date and the remainder will vest in equal monthly installments thereafter for a period of eighteen months

SOLUNA HOLDINGS, INC.

Signature of Recipient	By:
[Address]	Name:
Title:

1

SOLUNA HOLDINGS, INC.

Third Amended and Restated 2021 Stock Incentive Plan

Restricted Stock Agreement – Terms and Conditions

The Company agrees to award to the Recipient, and the Recipient agrees to accept from the Company, the number of shares of Restricted Stock set forth on the cover page hereof.

1. Grant Under Plan. This award is subject to the terms and conditions of this Agreement and the Plan, which are incorporated herein by this reference. Capitalized terms used in this Agreement but not defined herein have the respective meanings specified in the Plan or in any employment or similar agreement between the Recipient and the Company or a subsidiary, as applicable.

2. Vesting.

(a) Vesting Schedule. If the Recipient has maintained continuously a Business Relationship through each date specified on the cover page hereof, a portion of the Restricted Stock shall vest on such date in such amounts as are set forth on the cover page hereof. Except as specifically provided in Section 2(c) below, if the Recipient’s Business Relationship is terminated by the Company, a subsidiary or by the Recipient for any reason, whether voluntarily or involuntarily, no additional shares of Restricted Stock shall become vested under any circumstances with respect to the Recipient after such date (such applicable date, the “Separation Date”). For the avoidance of doubt, no shares of Restricted Stock will be granted under this Agreement after the Separation Date. Any determination under this Agreement as to Business Relationship status or other matters referred to above shall be made in good faith by the Committee, whose decision shall be final and binding on all parties.

“Business Relationship” means service to the Company or its subsidiaries in the capacity of an employee, officer, director, consultant or advisor, unless specified otherwise in a written agreement between the Recipient and the Company or a subsidiary.

(b) Termination of Business Relationship. For purposes hereof, a Business Relationship shall not be considered as having terminated during any military leave, sick leave or other leave of absence if approved in writing by the Company (or a subsidiary) and if such written approval, or applicable law, contractually obligates the Company (or the subsidiary) to continue the Business Relationship of the Recipient after the approved period of absence (an “Approved Leave of Absence”).

(c) Acceleration.

(i)	The Committee may at any time provide that all or any portion of the shares of Restricted Stock awarded pursuant to this Agreement shall become free of some or all restrictions, or otherwise realizable in full or in part, as the case may be, despite the fact that the foregoing actions may cause the application of Sections 280G and 4999 of the Internal Revenue Code if there is a “change in ownership or control” (within the meaning of those Sections) of the Company.

(ii)	Notwithstanding the other sections of this Section 2, if there is a Change in Control, then all unvested shares of Restricted Stock shall be immediately vested upon the Change in Control. A “Change in Control” for purposes of this Section 2(c)(ii) shall mean a merger or consolidation in which securities constituting more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons that do not own more than 50% of the combined voting power of the Company’s securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of the Company’s assets to a non-affiliate of the Company.

3. Restrictions on Transfer. The Recipient shall not sell, assign, transfer, pledge, encumber or dispose of all or any of his or her unvested shares of Restricted Stock.

4. Rights as a Stockholder. The Recipient shall have all rights as a stockholder of the Company as provided in Section 6(c) of the Plan with respect to the Restricted Stock granted under this Agreement.

5. Withholding Taxes. The Company or an employing subsidiary may withhold any and all applicable income and employment taxes required to be withheld from the Recipient in connection with the issuance or vesting of the shares of Restricted Stock to the Recipient, as provided in the Plan.

6. Compliance with Securities Act; Lock-Up Agreement. The Company shall not be obligated to issue any Shares or other securities pursuant to this Agreement unless the Shares or other securities with respect to which this Agreement applies are at that time effectively registered or exempt from registration under the Securities Act and applicable state or provincial securities laws/any applicable securities laws unless the Recipient complies with the remaining portion of this Section 6. In the event Shares or other securities shall be issued that shall not be so registered, the Recipient hereby represents, warrants and agrees that he or she will receive such Shares or other securities for investment and not with a view to their resale or distribution, and will execute an appropriate investment letter satisfactory to the Company and its counsel. The Recipient further hereby agrees that as a condition to the acquisition of Shares pursuant to this Agreement, he or she will execute an agreement in a form acceptable to the Company to the effect that the Shares shall be subject to any underwriter’s lock-up agreement in connection with a public offering of any securities of the Company that may from time to time apply to shares held by officers and employees of the Company, and such agreement or a successor agreement must be in full force and effect.

7. Legends. The Recipient hereby acknowledges that the stock certificate or certificates (or entries in the case of book entry form) evidencing Shares or other securities issued pursuant to this Agreement may bear a legend (or provide a restriction) setting forth the restrictions on their transferability described in Section 6 hereof, if such restrictions are then in effect.

8. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Recipient consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

9. Company Policies. This award shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time, in accordance with applicable law.

10. Provision of Documentation to Recipient. By signing the cover page of this Agreement, the Recipient acknowledges receipt of a copy of this entire Agreement, a copy of the Plan and a copy of the Plan’s related prospectus.

11. Effect upon Employment and Performance of Services. Nothing in this Agreement or the Plan shall be construed to impose any obligation upon the Company or any subsidiary to employ or utilize the services of the Recipient or to retain the Recipient in its employ or to engage or retain the services of the Recipient.

12. Section 409A of the Internal Revenue Code. The shares of Restricted Stock granted hereunder are intended to avoid the potential adverse tax consequences to the Recipient of Section 409A of the Internal Revenue Code and the Committee may make such modifications to this Agreement as it deems necessary or advisable to avoid such adverse tax consequences.

13. Nature of Award. By accepting this award, the Recipient acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan and this Agreement;

(b) the grant of this award is voluntary and occasional and does not create any contractual or other right to receive future awards under the Plan or benefits in lieu of Plan awards, even if Plan awards have been granted in the past;

(c) all decisions with respect to future Plan awards will be at the sole discretion of the Committee;

(d) he or she is voluntarily participating in the Plan;

(e) the future value of Shares is unknown and cannot be predicted with certainty;

(f) if the Recipient resides and/or works outside the United States, the following additional provisions shall apply:

(i)	any Shares acquired under the Plan do not replace any pension or retirement rights or compensation;

(ii)	any Shares acquired under the Plan do not constitute compensation of any kind for services of any kind rendered to the Company and/or any subsidiary thereof and are outside the scope of the Recipient’s employment contract, if any;

(iii)	any Shares acquired under the Plan are not part of normal or expected compensation or salary, including, but not limited to, for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, service awards, pension or retirement or welfare benefits or similar payments unless such other arrangement explicitly provides to the contrary;

(iv)	no claim or entitlement to compensation or damages shall arise from forfeiture of any Shares under this award resulting from a termination of the Business Relationship for any reason and in consideration of the grant of this award, the Recipient irrevocably agrees never to institute a claim against the Company and/or any subsidiary, waives his or her ability to bring such claim and releases the Company and/or its subsidiaries from any claim; if, notwithstanding the foregoing, such claim is allowed by a court of competent jurisdiction, then by accepting this award, the Recipient is deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(v)	neither the Company nor any subsidiary shall be liable for any foreign exchange rate fluctuation between the Recipient’s local currency and the United States dollar that may affect the value of the award or any amounts due pursuant to the award or the subsequent sale of any Shares acquired upon settlement.

14. Miscellaneous.

(a) Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes all proposals, written or oral, and all other communications between the parties relating to the subject matter of this Agreement. This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties’ signatories to this Agreement. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control. In the event of a conflict between the terms of the Plan and an employment or similar agreement the specific terms of which relate to this award, the terms of the employment or similar agreement shall control.

(b) Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, subject to the limitations set forth herein.

(d) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada without giving effect to the principles of the conflicts of laws thereof.

(e) Construction. This Agreement is to be construed in accordance with the terms of the Plan. In case of any conflict between the Plan and this Agreement, the Plan shall control. The titles of the sections of this Agreement and of the Plan are included for convenience only and shall not be construed as modifying or affecting their provisions. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular unless the context otherwise requires.

(f) Data Privacy. By entering into this Agreement and except as otherwise provided in any data transfer agreement entered into by the Company, the Recipient: (i) authorizes the Company, and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company such information and data as the Company shall request in order to facilitate the issuance of Restricted Stock and the administration of the Plan; (ii) waives any data privacy rights he or she may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form. For purposes of this Section 14(f), the term “Company” refers to the Company, its subsidiaries and any other affiliate.

(g) Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Recipient, to the address set forth on the cover page hereof or at the address shown on the records of the Company, and if to the Company, to the Company’s principal executive offices, attention of the Corporate Secretary.